UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 9, 2008

WILLDAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33076	14-1951112
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

2401 East Katella Avenue, Suite 300, Anaheim, California 92806

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 424-9144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01              Completion of Acquisition or Disposition of Assets

On June 9, 2008, Willdan Group, Inc. (“Willdan”) completed the purchase of all of the outstanding stock of Intergy Corporation (“Intergy”) pursuant to a Stock Purchase Agreement, dated as of June 9, 2008 (the “Stock Purchase Agreement”), by and among Willdan, Intergy, Mr. Ashish Goel and Mr. Alok (Jay) Bhalla (Messrs. Goel and Bhalla, each a “Seller” and, collectively, the “Sellers”).  Intergy is a California-based consulting firm that assists companies, institutions and agencies with planning and implementing their energy efficiency, water conservation, and renewable energy strategies.

Willdan purchased all of Intergy’s outstanding capital stock from Sellers for an amount equal to $10,300,000 in cash, of which $9,300,000 was paid at closing and $1,000,000 must be paid no later than June 24, 2009, plus up to an additional $6,160,000 in earn-out payments if Intergy achieves certain levels of earnings before interest and taxes, or Adjusted EBIT (as defined in the Stock Purchase Agreement), in each of the first three years after completion of the acquisition. The aggregate purchase price may also be increased or decreased based on the Net Asset Value (as defined in the Stock Purchase Agreement) of Intergy as of June 9, 2009, which amount will be mutually agreed upon by the parties after closing.

Willdan may elect, in its sole discretion, to pay up to 50% of any earn-out payment in shares of common stock of Willdan as long as (a) the market capitalization of Willdan at the time of any such earn-out payment is between $57,000,000 and $86,000,000 and (b) the shares of common stock are traded on a United States national securities exchange or reported through NASDAQ as of the end of the applicable period for which the earn-out was achieved.  If the Average Daily Trading Volume (as defined in the Stock Purchase Agreement) of common stock of Willdan as of the end of an applicable earn-out period is less than 0.42% of the then-issued and outstanding common stock of Willdan, Willdan may not pay more than 25% of the applicable earn-out payment in shares of common stock of Willdan.

The $1,000,000 deferred portion of the purchase price and the earn-out payments of up to $6,160,000 may be offset by any indemnification obligations owed by Sellers to Willdan in accordance with the Stock Purchase Agreement.

The Stock Purchase Agreement also contains customary representations and warranties and covenants for transactions of this type. The above summary of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement. The Stock Purchase Agreement is filed as Exhibit 2.01 to this Current Report and is incorporated herein by reference.

Prior to the execution of the Stock Purchase Agreement, there was no material relationship between either of the Sellers and Intergy, on the one hand, and Willdan, any affiliate of Willdan, or any director or officer of Willdan, on the other hand.

The financial statements required to be filed by Item 9.01(a) and (b) of Form 8-K will be filed with an amendment to this Current Report on Form 8-K no later than August 25, 2008.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with Willdan’s acquisition of Intergy, as described above under Item 2.01, Willdan may defer $1,000,000 of the purchase price.  This amount must be paid no later than June 24, 2009. Willdan may also be obligated to pay up to $6,160,000 in earn-out payments to the Sellers if certain levels of Adjusted EBIT (as defined in the Stock Purchase Agreement), are achieved by Intergy in each of the first three years after completion of the acquisition.  Willdan may offset these amounts by any indemnification obligations owed by Sellers to Willdan in accordance with the Stock Purchase Agreement.

The maximum amount of the earn-out payable to Sellers within the first year after closing is $1,500,000.  The maximum amount of the earn-out payable to Sellers in the second year after closing is $3,500,000 less any earn-out payment received by Sellers during the first year after closing.  The maximum amount of the earn-out payable to Sellers in the third year after closing is $6,160,000 less any earn-out payments received by Sellers during the first two years after closing.

Item 7.01 Regulation FD Disclosure.

On June 9, 2008, Willdan issued a press release announcing its acquisition of Intergy.  A copy of press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01             Financial Statements and Exhibits

(d)          Exhibits

Exhibit No.	Description

2.01	Stock Purchase Agreement, dated as of June 9, 2008, by and among Willdan Group, Inc., Intergy Corporation and the Stockholders of Intergy Corporation

99.1	Press Release of Willdan Group, Inc. dated June 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Willdan Group, Inc.

Date: June 9, 2008	By:	/s/ Kimberly D. Gant
		Name:	Kimberly D. Gant
		Title:	Chief Financial Officer and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

2.01	Stock Purchase Agreement, dated as of June 9, 2008, by and among Willdan Group, Inc., Intergy Corporation and the Stockholders of Intergy Corporation

99.1	Press Release of Willdan Group, Inc. dated June 9, 2008